Exhibit 99.1

IMAC Holdings Announces Research Collaboration with Vanderbilt University Medical Center to Advance Immuno-Oncology Biomarker Discovery

Project will leverage Ignite Proteomics’ reverse-phase protein array (RPPA) platform to profile tumor-immune signaling in breast-cancer samples

Golden, CO – August 7, 2025

Ignite Proteomics LLC, a subsidiary of IMAC Holdings, Inc. (OTCQB: BACK), today announced a one-year research collaboration with Vanderbilt University Medical Center (VUMC) to characterize protein-signaling pathways that help breast-tumor cells evade the immune system. Under the agreement, VUMC will provide de-identified formalin-fixed, paraffin-embedded (FFPE) tumor tissue from patients undergoing standard of care chemotherapy and immunotherapy, while Ignite will perform laser-capture micro-dissection and high-throughput RPPA analysis of priority immune and signaling biomarkers, including validation of those previously shown to be beneficial in identifying patients who need immunotherapy to achieve a cure.

“Partnering with VUMC’s world-class immuno-oncology team allows us to deploy our RPPA platform on rigorously annotated clinical samples,” said Faith Zaslavsky, President and Chief Executive Officer of Ignite Proteomics. “By quantifying many immune-checkpoint and signaling proteins simultaneously, we aim to illuminate mechanisms of response and resistance that genomic and single protein tests alone cannot capture.”

Dr. Justin Balko, Pharm.D., Ph.D., Principal Investigator at VUMC, added: “This collaborative study gives us a unique window into tumor–immune interactions in breast cancer. Ignite’s pathway-level protein read-outs should accelerate our search for actionable biomarkers that can refine immunotherapy strategies and combination regimens.”

Key terms of the collaboration

●	Scope: RPPA profiling of up to 80 FFPE tumor specimens covering priority targets such as MHC-I/II, PD-L1, AKT/mTOR, EGFR/HER2, and additional phospho-signaling nodes.

●	Structure: Each party funds its own work; Ignite’s contribution is in-kind assay support.

●	Timeline: Initial data packages are expected within 2 months of sample receipt.

●	Intellectual-property option: Ignite receives a first right to negotiate an exclusive license to any jointly developed IP.

About Immunotherapies

Immune-checkpoint blockade - led by pembrolizumab (Keytruda) and peer PD-1/PD-L1 or CTLA-4 antibodies - has transformed modern oncology, achieving durable responses across more than two dozen tumor types. Yet objective response rates still hover below 40 percent and resistance frequently emerges, underscoring the limitations of single-analyte tests such as PD-L1 IHC. Multi-dimensional biomarker platforms - integrating pathway-level protein, genomic and micro-environment data - are therefore essential to match immunotherapies to the patients most likely to benefit and to deliver these life-extending drugs earlier in the treatment journey.

About Ignite Proteomics

Ignite Proteomics, a subsidiary of IMAC Holdings, delivers pathway-level protein analytics to guide precision oncology. Operating a CLIA-certified, CAP-accredited laboratory, Ignite’s clinical RPPA assay quantifies 32 phospho- and total-protein biomarkers from minute biopsy material, with many more in research stages, enabling oncologists and drug developers to match patients with the most effective targeted and immune therapies.

About Vanderbilt University Medical Center

Vanderbilt University Medical Center, based in Nashville, Tennessee, is a global leader in academic medicine, research, and patient care, hosting more than two million patient visits each year and maintaining one of the nation’s largest programs in cancer research and treatment.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected scope, timeline, and potential outcomes of the collaboration with VUMC. Forward-looking statements are based on current assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that could affect actual results include, among others, the successful completion of the research project, the validity and reproducibility of study data, regulatory developments, and the ability of the parties to negotiate any future license agreement. Except as required by law, IMAC Holdings undertakes no obligation to update forward-looking statements contained herein to reflect events or circumstances after the date of this release.

Investor & Media Contact

investors@imacholdings.com | www.igniteproteomics.com